Exhibit 99.1

Magnetek, Inc. Announces Fiscal 2009 Third Quarter Results

  Net sales for Q3 FY 2009 increased 2% from Q3 of FY 2008; year-to-date net sales for FY 2009 increased 7% over FY 2008.
  Q3 FY 2009 gross margin increased to 31% of sales from 28% of sales in Q3 of FY 2008.
  Company’s continuing operations remain firmly profitable with Q3 FY 2009 continuing operations EPS of $0.04 per share compared to $0.05 per share in Q3 of FY 2008.
  Balance sheet remains debt-free with nearly $17 million in cash as of March 29, 2009.

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--May 8, 2009--Magnetek, Inc. (“Magnetek” or “the Company”)(NYSE:MAG) today reported the results of its fiscal 2009 third quarter ended March 29, 2009.

Third Quarter Results

In its fiscal 2009 third quarter Magnetek recorded revenue of $25.1 million, a 2% increase over the third quarter of fiscal 2008. The increase in sales from the prior year third quarter reflects an increase in demand for mining products and higher sales in the Company’s material handling product line, which posted sales of $16.2 million in the third quarter, a year-over-year sales increase of 2%. The third quarter fiscal 2009 sales figure also includes $2.2 million of revenue from shipments of 17 E-Force wind power inverters, which completed the Company’s initial order for wind inverters from a major customer.

“We’re pleased to report year-over-year third quarter sales growth, although our rate of growth was lower than we’ve experienced earlier in the fiscal year, due mainly to slower growth in our base material handling business. Growing acceptance of products such as the Quattro elevator drive and our AC drives for mining applications has helped to offset recent softening we’ve experienced in some of our more established product offerings,” said Peter McCormick, Magnetek’s president and chief executive officer.

Gross profit amounted to $7.8 million (31% of sales) in the third quarter of fiscal 2009 compared to gross profit of $6.8 million (28% of sales) in the same period a year ago. Higher sales volume, primarily of mining products, and improved sales mix of material handling products were the primary factors resulting in the increase in gross profit over the prior year third quarter.

Operating expenses, consisting of research and development, selling, and general and administrative costs, increased $1.2 million to $6.6 million in the third quarter of fiscal 2009 from the prior year third quarter. The increase resulted primarily from higher pension expense of $0.8 million in the current year third quarter.

Income from operations in the third quarter of fiscal 2009 was $1.2 million, down from the prior year third quarter income from operations of $1.4 million. Net income from continuing operations in the third quarter of fiscal 2009 amounted to $1.2 million, or $.04 per share, versus net income from continuing operations of $1.4 million, or $.05 per share, in the same period last year.

Magnetek also reported a loss of $1.1 million or a $.03 loss per share related to discontinued operations in the third quarter of fiscal 2009, including a loss of $1.0 million related to the termination of a lease agreement for office space in Nashville, Tennessee. The Company has been subleasing the space to a Nashville-area law firm. By terminating the lease prior to the scheduled expiration date of August 2015, the Company avoided potential future lease payments of $9.9 million after the sublease agreement expires in August 2010. The amount paid represents the unamortized portion of the tenant improvements previously provided by the landlord to Magnetek.

Including results of discontinued operations, the Company recorded net income of $0.2 million, or $.01 per share, in the third quarter of fiscal 2009 versus net income of $0.5 million, or $.02 per share, in the third quarter of fiscal 2008.

Total cash balances decreased slightly during the quarter to $16.9 million at March 29, 2009, reflecting a $2.4 million contribution to the Company’s defined benefit pension plan during the third quarter, as well as payments of $1.0 million for the lease termination costs described above, $0.9 million for the second purchase price installment for the Enrange business acquired in February 2008, and $0.7 million in severance costs.

Operations and Outlook

Total bookings for the third quarter of fiscal 2009 were $20.0 million, resulting in a book-to-bill ratio for the quarter of 80%. Total Company order backlog was $12.8 million at March 29, 2009, a decrease from the prior year backlog of $15.1 million; however, the decrease is entirely due to a year-over-year reduction of $3.6 million in the Company’s alternative energy backlog. In response to the declining third quarter order rate and given expected future sales levels, the Company completed a workforce reduction of more than 30 positions in March 2009, or approximately 10% of its workforce, and has also implemented a wage and salary freeze expected to remain in effect throughout fiscal year 2010.

“During the third quarter our business began to be impacted by the U.S. industrial slowdown, mainly in the material handling markets, as several customers requested delivery delays or canceled orders. Credit markets remain tight and economic conditions remain difficult, with industrial production continuing to decline,” said Mr. McCormick. “Total company orders for the month of April, net of cancellations, were approximately $4 million, and as a result we currently expect that our sales for the fourth quarter will show a sequential decrease from the third quarter. Given current conditions, we felt it was prudent to take actions to reduce our cost structure,” McCormick added.

Historically the Company’s fourth fiscal quarter has been seasonally stronger from a sales standpoint, particularly in material handling. However, given current order rates, expected continued softening in the material handling markets, and lack of backlog for wind inverters, the Company expects sales for the fourth quarter of fiscal 2009 to reflect a sequential double-digit percentage decrease from the current year third quarter sales of $25.1 million. Gross margins in the fourth quarter of fiscal 2009 are expected to be near the Company’s 30% target despite the expected lower volume. This is due to reductions in the Company’s manufacturing cost structure, as well as a projected more favorable sales mix in the fourth quarter.

Operating expenses in the fourth quarter of fiscal 2009 are expected to remain relatively flat compared with the third quarter of fiscal 2009, but increase slightly from the fourth quarter of fiscal 2008, due mainly to higher non-cash pension expense, partially offset by decreased volume-related selling expenses and lower incentive provisions. Pension expense is expected to increase approximately $0.8 million in the fourth quarter of fiscal 2009 from the same period a year ago. The Company expects fourth quarter fiscal 2009 income from operations to decrease on a sequential basis compared to the third quarter of fiscal 2009.

Company Webcast

This morning, at 11:00 a.m. Eastern daylight time, Magnetek management will webcast a conference call to discuss Magnetek’s fiscal 2009 third quarter results. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at www.magnetek.com.

A replay of the webcast will be available on the “Investor Relations” page of Magnetek's website for 90 days. A replay of the call will also be available through Thursday, May 15, 2009, by phoning 617-801-6888 (pass code19776457).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its third quarter and fiscal year 2009. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
	March 29,	March 30,	March 29,	March 30,
Results of Operations:	2009	2008	2009	2008
Net sales	$25,111	$24,606	$78,223	$72,794
Cost of sales	17,353	17,823	51,618	52,169
Gross profit	7,758	6,783	26,605	20,625
Research and development	928	823	2,698	2,461
Selling, general and administrative	5,624	4,562	18,722	13,807
Income from operations	1,206	1,398	5,185	4,357
Interest income	(14)	(226)	(124)	(898)
Interest expense	-	-	-	260
Income from continuing operations before income taxes	1,220	1,624	5,309	4,995
Provision (benefit) for income taxes	(25)	224	1,069	747
Income from continuing operations	1,245	1,400	4,240	4,248
Loss from discontinued operations	(1,067)	(892)	(1,242)	(661)
Net income	$178	$508	$2,998	$3,587

Earnings per common share - basic and diluted:
Income from continuing operations	$0.04	$0.05	$0.14	$0.14
Loss from discontinued operations	$(0.03)	$(0.03)	$(0.04)	$(0.02)
Net income per common share	$0.01	$0.02	$0.10	$0.12

Weighted average shares outstanding:
Basic	30,866	30,377	30,774	30,339
Diluted	30,892	30,507	30,855	30,513

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	March 29,	March 30,	March 29,	March 30,
Other Data:	2009	2008	2009	2008
Depreciation expense	$266	$327	$779	$983
Amortization expense (included in interest expense)	-	-	-	214
Capital expenditures	269	217	665	950

	March 29,
	2009	June 29,
Balance Sheet Data:	(Unaudited)	2008
Working capital (excluding current portion of LTD)	$32,563	$31,865
Total assets	87,169	91,547
Total long-term debt (including current portion)	17	21
Common stockholders' equity	36,436	29,801

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	March 29,
	2009	June 29,
	(Unaudited)	2008
Cash	16,619	15,210
Restricted cash	261	256
Accounts receivable	13,454	18,600
Inventories	14,910	12,525
Prepaid and other current assets	1,375	2,133
Assets held for sale	-	1,288
Total current assets	46,619	50,012

Property, plant & equipment, net	3,749	4,093
Goodwill	30,310	30,464
Other assets	6,491	6,978
Total assets	$87,169	$91,547

Accounts payable	$6,944	$10,407
Accrued liabilities	7,112	7,740
Current portion of long-term debt	7	9
Total current liabilities	14,063	18,156

Pension benefit obligations, net	30,163	37,638
Long-term debt, net of current portion	10	12
Other long-term obligations	1,761	1,947
Deferred income taxes	4,736	3,993

Common stock	309	306
Paid in capital in excess of par value	137,835	136,864
Accumulated deficit	(1,806)	(4,804)
Accumulated other comprehensive loss	(99,902)	(102,565)
Total stockholders' equity	36,436	29,801

Total liabilities and equity	$87,169	$91,547

CONTACT:
Magnetek, Inc.
Marty Schwenner
Vice President, Chief Financial Officer
262-703-4282
mschwenner@magnetek.com